Exhibit 99.1

Circuit City Credit Card Master Trust

Excess Spread Analysis - May 2005

Series	2003-2
Deal Size	$500 MM
Expected Maturity	04/17/06

Yield	22.93%
Less: Coupon	4.76%
Servicing Fee	1.50%
Net Credit Losses	8.80%
Excess Spread:
May-05	7.87%
April-05	6.19%
March-05	9.36%
Three month Average Excess Spread	7.81%

Delinquency:
30 to 59 days	1.72%
60 to 89 days	1.09%
90 + days	2.24%
Total	5.05%

Payment Rate	11.31%